SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 5, 2005

INTERNET CAPITAL GROUP, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	000-26929	23-2996071
(State of incorporation)	(Commission File Numbers)	(IRS Employer Identification No.)

690 Lee Road, Suite 310, Wayne, Pennsylvania 19087

(Address of Principal Executive Offices, including Zip Code)

(610) 727-6900

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 5, 2005, the Company’s wholly owned subsidiary, ICG Holdings, Inc., in its capacity as a stockholder of LinkShare Corporation (“LinkShare”), consented to and approved the Agreement and Plan of Merger by and among Rakuten, Inc., Linda Acquisition Corp. and LinkShare, dated September 5, 2005 (the “Merger Agreement”), pursuant to which LinkShare will be acquired by Rakuten, Inc. The transaction is expected to close within four to six weeks, subject to customary closing conditions. The Company’s share of the cash proceeds is estimated to be $150 million. Approximately ten percent of the proceeds will be escrowed for one year. Upon closing, the Company will record a gain of approximately $100 million, net of income taxes of approximately $19.0 million. The release of any proceeds from escrow in 2006 will result in an additional gain.

Copies of the “Written Consent of Shareholders in Lieu of Meeting” and “Written Consent of Shareholders in Lieu of Meeting—Series Preferred” are attached to this report as Exhibits 10.1 and 10.2 and are incorporated herein by reference as though fully set forth herein. The foregoing description of the consents is not intended to be complete and is qualified in its entirety by the complete text of the consents.

Item 8.01 Other Events.

On September 6, 2005, the Company issued a press release announcing that LinkShare had entered into the Merger Agreement. A copy of the Company’s press release is attached hereto as Exhibit 99.1 and is hereby incorporated by reference.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits

10.1    Written Consent of Shareholders in Lieu of Meeting.

10.2    Written Consent of Shareholders in Lieu of Meeting - Series Preferred.

99.1    Press Release issued by Internet Capital Group, Inc. on September 6, 2005.

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SIGNATURES

According to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

INTERNET CAPITAL GROUP, INC.

Date: September 6, 2005
/s/ Suzanne L. Niemeyer
	By:	Suzanne L. Niemeyer
	Its:	Managing Director, General Counsel & Secretary

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INDEX TO EXHIBITS

Exhibit No.	Description
10.1	Written Consent of Shareholders in Lieu of Meeting.

10.2	Written Consent of Shareholders in Lieu of Meeting - Series Preferred.

99.1	Press Release issued by Internet Capital Group, Inc. on September 6, 2005.

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